UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant:  ☒
Filed by a Party other than the Registrant:  ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

Shore Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)        Title of each class of securities to which transaction applies: N/A
(2)        Aggregate number of securities to which transaction applies: N/A
(3)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)        Proposed maximum aggregate value of transaction:  N/A
(5)        Total fee paid:  N/A

☐ Fee paid previously with preliminary materials:  N/A

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)        Amount previously paid:
(2)        Form, Schedule or Registration Statement no.:
(3)        Filing Party:
(4)        Date Filed:

18 East Dover Street, Easton, Maryland 21601
410-822-1400/Fax 410-820-4238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of SHORE BANCSHARES, INC.

Notice is hereby given that the Annual Meeting of Stockholders of Shore Bancshares, Inc. (the “Company”) will be held at the Avalon Theatre, 42 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 28, 2010, for the following purposes:

1.	To elect the three director nominees named in the enclosed Proxy Statement and on the Proxy to the Board of Directors.

2.	To ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm for fiscal year 2010.

3.	To consider a stockholder proposal requesting that the Board of Directors take the necessary actions to amend the Charter to eliminate super-majority voting requirements; and

4.	To transact any other business that may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 11, 2010 will be entitled to notice of and to vote at the meeting.  This Proxy Statement is accompanied by the Company’s Annual Report to Stockholders for the year ended December 31, 2009.

All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to sign, date and mail promptly the enclosed proxy in the envelope provided for that purpose.  Whether you own a few or many shares, your proxy is important in fulfilling this requirement. To assist us with planning the meeting, please mark the appropriate box on your proxy card as to whether you plan to attend the meeting in person.  Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors,

W. Moorhead Vermilye
President and CEO

March 25, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on April 28, 2010:

The attached Proxy Statement and the form of Proxy and Shore Bancshares, Inc.’s Annual Report to Stockholders
(including its Annual Report on Form 10-K) are available at http://www.shbi.net under the “Documents” tab.
Information on this website, other than the Proxy Statement, is not a part of the attached Proxy Statement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

18 East Dover Street, Easton, Maryland 21601
410-822-1400/Fax 410-820-4238

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to the stockholders of Shore Bancshares, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2010 Annual Meeting of Stockholders.  The Annual Meeting of Stockholders will be held on Wednesday, April 28, 2010, at 11:00 a.m., local time, at the Avalon Theatre, 42 East Dover Street, Easton, Maryland 21601, and at any adjournments thereof.  The expense of preparing, printing, and mailing the proxies and solicitation materials will be borne by the Company.  In addition to solicitations by mail, the Company may solicit proxies in person, by telephone or by electronic means, and may arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the expense of the Company.  The approximate date on which this Proxy Statement and attached form of proxy are being mailed to stockholders is March 25, 2010.

At the Annual Meeting, stockholders will be asked to (i) vote on the election of three director nominees named in this Proxy Statement to the Board of Directors, each of which was nominated by the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”), (ii) ratify the Audit Committee’s appointment of Stegman & Company to serve as the Company’s independent registered public accounting firm for fiscal year 2010, (iii) consider a stockholder proposal requesting that the Board of Directors take the necessary steps to amend the Company’s Amended and Restated Articles of Incorporation, as supplemented (the “Charter”), to eliminate super-majority voting requirements, and (iv) consider such other business as may properly come before the Annual Meeting.  Holders of record at the close of business on March 11, 2010 (the “Record Date”) of outstanding shares of the Company’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the meeting.  As of the Record Date, the number of shares of outstanding Common Stock entitled to vote is 8,443,436 shares.  Each share is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.  Directors are elected by a plurality of all votes cast at the Annual Meeting, so the withholding of a vote, an abstention and a broker non-vote will have no impact on the outcome of the vote on Proposal 1, as described in this Proxy Statement, but all of the foregoing will be counted for purposes of determining whether a quorum is present for the transaction of business.  All other matters to be acted upon by stockholders, including Proposal 2, Proposal 3 and Proposal 4, as described in this Proxy Statement, are decided by a majority of all votes cast at the Annual Meeting on that matter.  Abstentions and broker non-votes with respect to any such other matter are included for purposes of determining the presence of a quorum but are not included in calculating votes cast with respect to such matter.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy card.  If no direction is given, the proxy will be voted FOR ALL NOMINEES named in Proposal 1, FOR the ratification of the appointment of the Company’s independent registered public accounting firm named in Proposal 2, AGAINST the stockholder proposal described in Proposal 3, and in the discretion of the proxies as to any other matter that may properly come before the meeting.

A stockholder may revoke the proxy at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to W. Moorhead Vermilye, President and CEO of the Company, at the Company’s address listed above or at the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of March 1, 2010 relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of the Company’s directors, director nominees, and “named executive officers” (as defined below); and (iii) all directors and executive officers of the Company as a group; and includes all shares of Common Stock that may be acquired within 60 days of March 1, 2010.  The address of each of the persons named below is the address of the Company except as otherwise indicated.

Name	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned
Directors, Nominees and Named Executive Officers
Herbert L. Andrew, III	88,473	(1)	1.05%
Blenda W. Armistead	9,643	(2)	*
Lloyd L. Beatty, Jr.	27,029	(3)	*
William W. Duncan, Jr.	25,501	(4)	*
Richard C. Granville	147,299		1.75%
James A. Judge	14,772	(5)	*
Susan E. Leaverton	26,324	(6)	*
Neil R. LeCompte	3,438	(7)	*
Jerry F. Pierson	7,504	(8)	*
Christopher F. Spurry	18,450	(9)	*
F. Winfield Trice, Jr.	10,872		*
W. Moorhead Vermilye	167,218	(10)	1.98%
John H. Wilson	1,033	(11)	*

All Directors, Nominees and Executive Officers as a Group (13 Persons)	547,556

5% Stockholders
Nicholas F. Brady PO Box 1410 Easton, MD 21601	520,309	(12)	6.16%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	518,191		6.14%
Total	1,586,056
*	Amount constitutes less than 1%.
Notes:
(1)	Includes 82,905 shares held as tenants in common by Herbert L. Andrew, III and Della M. Andrew.
(2)
Includes 1,305 shares held individually by Bruce C. Armistead; 2,532 shares held by Bruce C. Armistead under an Individual Retirement Account arrangement; 1,770 shares held by Bruce C. Armistead, as custodian for a minor child; and exercisable options to acquire 300 shares.

(3)	Includes 8,135 shares held jointly with Nancy W. Beatty; and 855 shares held individually by Nancy W. Beatty.

(4)	Includes 500 shares held with Diana L. Duncan.
(5)
Includes 5,740 shares held individually by Margaret B. Judge; 4,866 shares held by Margaret B. Judge under an Individual Retirement Account arrangement; and 3,516 shares held by the Radcliffe Creek School, Inc. of which Mr. Judge is a trustee and officer.

(6)
Includes 300 shares held by Susan E. Leaverton, as custodian for two minor children; 3,607 shares held by Keith R. Leaverton under an Individual Retirement Account arrangement; and exercisable options to acquire 2,250 shares.

(7)	Includes exercisable options to acquire 150 shares.
(8)	Includes 1,512 shares held jointly with Bonnie K. Pierson; and exercisable options to acquire 750 shares.
(9)
Includes 8,452 shares held jointly with Beverly B. Spurry; 300 shares held by Beverly B. Spurry under a SEP arrangement; and 747 shares held by Beverly B. Spurry under an Individual Retirement Account arrangement.

(10)	Includes 2,958 shares held individually by Sarah W. Vermilye.
(11)	Includes 1,033 shares held jointly with Deidre K. Wilson.
(12)
Includes 6,000 shares  held by a limited liability company of which Nicholas Brady is managing member, 18,806 shares owned by a foundation of which Nicholas Brady and his spouse are trustees, 9,300 shares owned by Nicholas Brady’s spouse, and 12,825 shares owned by two trusts of which Nicholas Brady’s spouse serves as trustee.

ELECTION OF DIRECTORS (Proposal 1)

The Company’s Charter divides directors into three classes, as nearly equal in number as possible, with respect to the time for which the directors may hold office.  Directors are elected to three-year terms, and one class of directors expires each year.  The terms of directors of Class I expire this year, the terms of directors of Class II expire in 2011, and the terms of directors of Class III expire in 2012.  In all cases, directors are elected until their successors are duly elected and qualify.

The number of directors constituting the Board of Directors is currently set at 12.  In July 2009, Paul M. Bowman resigned as a Class III Director and the Board eliminated the resulting vacancy by reducing the number of directorships by one.  Mr. Granville, who currently serves as a Class I Director, is not standing for reelection at the 2010 Annual Meeting, and the Board has approved the elimination of that vacancy, to be effective as of the date of this Annual Meeting, when Mr. Granville’s term expires.  Accordingly, at the close of the Annual Meeting, the number of directors constituting the Board of Directors will be 11.

At this year’s Annual Meeting, stockholders will be asked to vote for the election of the three director nominees identified in the table below.  Each of the nominees is a current director, was selected by the Nominating Committee, and, if elected, will serve as a Class I Director.  Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “Qualifications of Director Nominees and Continuing Directors”.

NOMINEES FOR CLASS I DIRECTORS (Terms expire in 2013)
Name	Age
William W. Duncan, Jr.	63
Christopher F. Spurry	62
John H. Wilson	64

The Board of Directors Recommends that you vote FOR ALL NOMINEES named above.

The following tables identify each director of the Company whose term does not expire in 2010.  Information about the principal occupations, business experience and qualifications of these continuing directors is provided below under the heading “Qualifications of Director Nominees and Continuing Directors”.

CLASS II DIRECTORS (Terms expire in 2011)
Name	Age
Herbert L. Andrew, III	73
Blenda W. Armistead	58
Neil R. LeCompte	69
F. Winfield Trice, Jr.	55

CLASS III DIRECTORS (Terms expire in 2012)
Name	Age
Lloyd L. Beatty, Jr.	57
James A. Judge	51
Jerry F. Pierson	69
W. Moorhead Vermilye	69

Qualifications of Director Nominees and Continuing Directors

In addition to bringing extensive knowledge of the communities served by the Company through their involvement with their communities, as business partners and volunteers, the Nominating Committee believes that all director nominees and continuing directors possesses a diverse balance of skills, business experience and expertise necessary to provide leadership to the Company.  The following discussion sets forth the specific experience, qualifications, other attributes and skills of each director nominee and continuing director that led the Nominating Committee to determine that such person should serve on the Board of Directors.

Herbert L. Andrew III is a farmer and has served as a director of the Company since December 2000 and is currently a member of the Nominating and Compensation Committees.  Mr. Andrew has been a director of The Talbot Bank of Easton, Maryland, a wholly-owned subsidiary of the Company (“Talbot Bank”), since 1977.  In addition to being a successful business owner and investor, Mr. Andrew was elected and served as a Councilman for Talbot County, Maryland for 16 years.  In nominating Mr. Andrew, the Nominating Committee considered as important factors his banking experience, his success as a self-employed businessman, and that he is deeply invested in and provides various community services to Talbot County, which is a key market for our Company.  In addition, the Nominating Committee considered the fact that Mr. Andrew is experienced in financial statement analysis as well as in matters of corporate governance.

Blenda W. Armistead is a self-employed investor.  She has served as a director of the Company since January 2002 and is currently the Chairman of the Nominating Committee and also serves on the Executive and Audit Committees.  Ms. Armistead has been a director of the Talbot Bank since 1992.  Ms. Armistead served as the County Manager and Finance Officer of Talbot County, Maryland from 1982 until 1999.  In nominating Ms. Armistead, the Nominating Committee considered as important factors her banking experience, her managerial, governance and financial expertise relating to her career in local government, and her familiarity with and involvement in one of the Company’s key market areas.

Lloyd L. Beatty, Jr. has served as a director of the Company since December 2000 and is Chairman of the Planning Committee and serves as a member of the Executive Committee.  Mr. Beatty has been a director of Talbot Bank since 1992.  Mr. Beatty currently serves as the Executive Vice President and Chief Operating Officer of the Company, a position he has held since August 2007.  Prior to that and since October 2004, Mr. Beatty has been employed by the Company in various executive level operating officer capacities.  Prior to joining the Company, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP, a global private equity firm, and President of Darby Advisors, Inc., a privately held family investment business, from 1998 to 2005.  Mr. Beatty was also a practicing certified public accountant for 25 years and a principal in the accounting firm Beatty, Satchell & Company from 1977 to 1998.  The Nominating Committee considered as important factors Mr. Beatty’s extensive financial knowledge and operational experience, as well as his familiarity with an important market area in which the Company competes, his experience with Talbot Bank, whose operations comprise a significant portion of the Company’s operations, and his experience in advising Companies on financial and tax matters, merger and acquisition transactions, and insurance operations.

William W. Duncan., Jr. has served as a director of the Company since July 2006 and is a member of the Executive and Planning Committees.  Mr. Duncan has served as a director and as the President and Chief Executive Officer of the Talbot Bank since July 2006.  From 2004 until joining Talbot Bank, Mr. Duncan served as Chairman of Mercantile Eastern Shore Bank, and from 1982 to 2004 he served as President and Chief Executive Officer of St. Michaels Bank.  Mr. Duncan also served as a Director of the Federal Reserve Bank of Richmond from 2001 through 2004.  The Nominating Committee considered as important factors Mr. Duncan’s extensive banking knowledge, his familiarity with and involvement in one of the Company’s key market areas, and his experience in corporate finance and governance and responsibility in leading Talbot Bank, the Company’s largest bank subsidiary.

James A. Judge has served as a director of the Company since April 2009 and serves on the Audit and Compensation Committees.  Mr. Judge has been a director of CNB, a wholly-owned bank subsidiary of the Company, since 2005.  Mr. Judge is a certified public accountant and partner in Anthony, Judge & Ware, LLC, an accounting and tax services company located in Chestertown, Maryland.  In nominating Mr. Judge, the Nominating Committee considered as important factors Mr. Judge’s qualifications as a certified public accountant, his expertise in the preparation and examination of financial statements, his familiarity with the banking business, and his experience in owning and operating his own business.

Neil R. LeCompte has served as a director of the Company since May 1996 and is the Chairman of the Audit Committee.  Mr. LeCompte has been a director of CNB since 1995.  Mr. LeCompte is a certified public accountant and accredited Personal Financial Specialist in the Accounting Office of Neil R.LeCompte, an accounting and tax services company located in Centreville, Maryland.  Mr. LeCompte also has previous experience as a Bank CFO in his early career and has been engaged in the practice of public accounting since 1988.  In nominating Mr. LeCompte, the Nominating Committee considered as important factors Mr. LeCompte’s qualifications as a certified public accountant, his experience in the preparation and examination of financial statements, his familiarity with the banking business, and involvement in one of the Company’s key market areas, and his experience in the financial needs of typical customers of our banks and insurance entities.

Jerry F. Pierson has served as a director of the Company since 2003 and is a member of the Nominating Committee.  Mr. Pierson previously served as a director of the Company from 1996 to 2000 and has been a director of CNB since 1981.  He is the President of Jerry F. Pierson, Inc., a plumbing and heating contracting company.  In nominating Mr. Pierson, the Nominating Committee considered as important factors Mr. Pierson’s experience and success in running a small business similar to our typical small business customers, his familiarity with the banking business, and his familiarity with and involvement in one of the Company’s key market areas.

Christopher F. Spurry has served as a director of the Company since 2004 and has served as Chairman of the Board since 2006.  He has served as a director on the Talbot Bank board since 1995 and on the board of The Felton Bank, a wholly owned subsidiary of the Company (“Felton Bank”), since September 2009.  He currently serves as Chairman of the Company’s Compensation Committee and Executive Committee.  Mr. Spurry is the owner and President of Spurry & Associates, Inc., a manufacturer’s representative firm that has represented manufacturing companies in the commercial/institutional foodservice equipment industry in the Mid-Atlantic region for over 25 years.  His firm provides sales, marketing, applications engineering, and project management services.  In 1985, Mr. Spurry founded Charter Distributing, Inc. and later sold the business in 1996 after 11 profitable years.  Over the past 15 years, Mr. Spurry successfully completed seven real estate investment, redevelopment, or subdivision projects as managing member, investor, or owner.  In nominating Mr. Spurry, the Nominating Committee considered as important factors his executive and business experience, his real estate experience, and his 15-year experience on a bank board, which the Nominating Committee believes combine to yield valuable insight in the areas of management, communication, best practices, appreciation of risk, and strategic planning.

F. Winfield Trice, Jr. has been a director of the Company since August 2007 and is a member of the Executive and Planning Committees.  Mr. Trice has served as a director and President and Chief Executive Officer of CNB since June 2007, and as a director of Felton Bank since September 2009.  From 1997 until joining CNB, Mr. Trice served as the Executive Vice President and Senior Loan Officer at Mercantile Peninsula Bank, and from 1977 until 1997 in various lending and administrative positions with All First Financial, Inc.  In nominating Mr. Trice, the Nominating Committee considered as important factors Mr. Trice’s extensive banking experience and responsibility in leading CNB, one of the Company’s significant bank subsidiaries.

W. Moorhead Vermilye has been a director of the Company since December 2000 and is a member of the Executive and Planning Committees.  Mr. Vermilye has been a director of Talbot Bank since 1977 and a director of Felton Bank since April 2004.  Mr. Vermilye is the President and Chief Executive Officer of the Company, a position he has held since December 2000.  From 1988 until July 2006, Mr. Vermilye also served as the President and Chief Executive Officer of Talbot Bank.  From 1970 to 1988, Mr. Vermilye was a Principal in Bartlett, Griffin & Vermilye Insurance Agency, located in Easton, Maryland. Mr. Vermilye has served on the boards of numerous community based organizations within Talbot County and the Mid-Shore  during his career.  In nominating Mr. Vermilye, the Nominating Committee considered as important factors Mr. Vermilye’s experience in banking and insurance, his familiarity with and involvement in one of the Company’s key market areas, and his understanding of and experience with the business and financial needs of the Company’s typical customer.

John H. Wilson has served as a director of the Company since April 2009 and is a member of the Planning, Compensation and Nominating Committees.  Mr. Wilson also serves as a director of The Avon-Dixon Agency, LLC, a wholly-owned insurance producer subsidiary of the Company (“Avon-Dixon”).  Since 2006, Mr. Wilson has served as the President and Chief Executive Officer of Coastal South of Maryland, Inc., a land development and real estate consulting company.  Mr. Wilson is also the owner/operator of the Chesapeake Bay Beach Club, a private events facility, and managing member of the Tidewater Inn, LLC, a hotel, and he heads up the Urban Land Institute, Delmarva Committee.  In nominating Mr. Wilson, the Nominating Committee considered as important factors Mr. Wilson’s experience in the insurance industry, his experience in real estate development and operating businesses similar to typical customers of the Company, and his familiarity with and involvement in one of the Company’s key market areas.

Board Leadership Structure and Risk Oversight Role

The position of Chairman of the Board of Directors and the position of President and Chief Executive Officer are not held by the same person.  The Board’s philosophy is and has been to fill the position of Chairman with an independent director.  The foregoing structure is not mandated by any provision of law or of the Company’s Charter or Amended and Restated By-Laws, as amended (the “By-Laws”), but the Board of Directors believes this structure provides for the best balance of authority between management and the Board.

The duties of the Chairman include: (i) acting as a liaison and channel for communication between the independent directors and the President and Chief Executive Officer; (ii) providing leadership to ensure the Board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of information from executive management to the independent directors; (iv) being available to consult with the President and Chief Executive Officer and other directors on corporate governance practices and policies; (v) coordinating the assessment of Board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vi) together with the chairperson of the Nominating Committee, interviewing all Board candidates and making recommendations concerning such candidates; (vii) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the President and Chief Executive Officer; (viii) ensuring appropriate segregation of duties between board members and management; (ix) suggesting agenda items for Board meetings; and (x) together with the Chairperson of the Compensation Committee, communicating the Board’s evaluation of the performance of the President and Chief Executive Officer.

The Board of Directors of the Company is actively involved in the Company’s risk oversight activities through the work of the various Board committees and through the work of the boards of directors and committees of the Company’s subsidiaries, a number of which have Company directors as members.  In addition to meeting in committee, the independent directors of the Company meet in executive session after each regular Board meeting to allow for open discussion without management of the Company being present.

The Nominating Committee, which is also charged with responsibility for corporate governance, performs an annual assessment of the effectiveness of the Board and various committees in carrying out their duties.

In addition to the foregoing, the Company has adopted a Code of Ethics that applies to all of its directors, officers, and employees, including its principal executive officer, principal financial officer, principal accounting officer, or controller, and persons performing similar functions.

Board Committees

The Company’s Board of Directors has an Executive Committee, an Audit Committee, the Nominating Committee, and a Personnel and Compensation Committee (the “Compensation Committee”), each of which is described below.  The Board also has a Strategic Planning Committee.

The Company’s Executive Committee consists of Christopher F. Spurry, Chairman, Blenda W. Armistead, Lloyd L. Beatty, Jr., William W. Duncan, Richard C. Granville, F. Winfield Trice, Jr. and W. Moorhead Vermilye.  The Executive Committee has the authority to exercise the powers of the Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board of Directors of the Company.  The Executive Committee did not meet in 2009.

The Company’s Audit Committee is established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of Neil R. LeCompte, Chairman, James A. Judge and Blenda W. Armistead.  Paul M. Bowman served as a member of the Audit Committee from January 1, 2009 until his resignation from the Board on July 13, 2009 and Jerry F. Pierson served on the committee from January 1, 2009 until May 2009.  Mr. Judge and Ms. Armistead were appointed to the committee in May 2009.  The Board has determined that Mr. LeCompte qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (“SEC”) in Item 407 of Regulation S-K.  The Audit Committee assists the Board in monitoring the integrity of the financial statements, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements, and it oversees the qualification, hiring, performance, compensation, and independence of the Company’s independent auditors, including whether satisfactory accounting procedures are being followed.  During 2009, the Audit Committee held five meetings.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website, http://www.shbi.net, under the  “Governance Documents” tab.

The Company’s Compensation Committee is responsible for reviewing and recommending director and executive compensation to the full Board, recommending executive promotions to the full Board, and administering and making grants under the Company’s various compensation plans.  The Compensation

Committee determines executive compensation pursuant to the principles discussed below under “Compensation Discussion and Analysis” and determines director compensation by periodically reviewing the compensation practice of peer group institutions.  The members of the Compensation Committee are Christopher F. Spurry, Chairman, Herbert L. Andrew, III, James A. Judge and John H. Wilson.  Paul M. Bowman served as a member of the Compensation Committee from January 1, 2009 until his resignation from the Board on July 13, 2009.  Mr. Judge was appointed to the committee in May 2009, and Mr. Wilson was appointed to the committee in August 2009.  The Compensation Committee held four meetings in 2009.  The Compensation Committee has a written charter, a copy of which is available on the Company’s website, http://www.shbi.net, under the “Governance Documents” tab.

The Company’s Nominating Committee consists of Blenda W. Armistead, Chairman, Herbert L. Andrew, III, Jerry F. Pierson, Richard C. Granville, and John H. Wilson, and is responsible for identifying qualified individuals for nomination to the Board of Directors, considering candidates for nomination proposed by stockholders, recommending director nominees to the Board (see “Director Recommendations and Nominations” below), recommending directors for each Board committee, and making recommendations to the Board with respect to corporate governance guidelines.  Messrs. Granville and Wilson were appointed to the committee in May 2009.  During 2009, the Nominating Committee held one meeting.  The Nominating Committee has adopted a written charter, a copy of which is available on the Company’s website, http://www.shbi.net, under the “Governance Documents” tab.

Director Independence

Pursuant to Rule 4350(c) of The NASDAQ Stock Market Rules (the “NASDAQ Rules”), a majority of the Company’s directors must be “independent directors” as that term is defined by NASDAQ Rule 4200(a)(15).  The Company’s Board of Directors has determined that Herbert L. Andrew, III, Blenda W. Armistead, Richard C. Granville, James A Judge, Neil R. LeCompte, Jerry F. Pierson, Christopher F. Spurry and John H. Wilson are “independent directors”, and these independent directors constitute a majority of the Company’s Board of Directors.  Each member of the Compensation Committee and of the Nominating Committee is an “independent director” as defined by NASDAQ Rule 4200(a)(15), and each member of the Audit Committee meets the independence standards of NASDAQ Rule 4350(d)(2).  These independent directors engaged in no transactions with the Company and its subsidiaries, other than those disclosed below under the heading “Certain Relationships and Related Transactions”.

Board Meeting Attendance

The Board of Directors held eight meetings in 2009.  No incumbent director during the last full fiscal year attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which that person served as a director); and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served), except that Mr. Bowman attended 56% of such meetings.

Director Compensation

Directors of the Company who are not also employees of the Company or any of its bank subsidiaries (i.e., Talbot Bank, CNB or Felton Bank), referred to as “outside directors”, receive fees for attending regular, special and committee meetings of the Board of Directors, as well as annual retainers.  Outside Directors of the Company who also serve on the boards of directors of Talbot Bank and CNB also receive fees for attending meetings of those boards and their committees, as well as retainers.  No director of the Company who also served on the Board of Directors of Felton Bank received any compensation for such service.  In addition, CNB has entered into certain compensatory agreements with Mr. Pierson.  These fee and other compensatory arrangements are discussed in detail below.

The following table provides information about the compensation paid to or earned by the Company’s directors during 2009 who are not named executive officers.  Information regarding compensation paid to or earned by directors who are also named executive officers is presented in the Summary Compensation Table that appears below under the heading “Executive Compensation”.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)		Stock awards ($)(4)	Option awards ($) (4)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($) (5)-(7)	Total ($)
Mr. Andrew	23,900	(1)	-	-	-	-	7,683	31,583
Ms. Armistead	25,100	(1)	-	-	-	-	102	25,202
Mr. Bowman	12,350	(2)	-	-	-	-	-	12,350
Mr. Judge	18,733	(2)	-	-	-	-	-	18,733
Mr. Granville	8,300		-	-	-	-	-	8,300
Mr. LeCompte	22,400	(2)	-	-	-	-	-	22,400
Mr. Pierson	20,600	(2)	-	-	-	-	1,666	22,266
Mr. Spurry	30,300	(1)	-	-	-	-	102	30,402
Mr. Wilson	7,083	(3)	-	-	-	-	-	7,083
Notes:
(1)	Includes amounts earned for serving on the Boards of the Company and Talbot Bank.
(2)	Includes amounts earned for serving on the Boards of the Company and CNB.
(3)	Includes amounts earned for serving on the Boards of the Company and Avon-Dixon.
(4)
The amounts reflect the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, “Accounting for Stock Compensation” (“ASC 718”).  See Note 14 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.  The number of outstanding awards at December 31, 2009 were as follows:  Ms. Armistead, options to purchase 300 shares; Mr. LeCompte, options to purchase 150 shares; and Mr. Pierson, options to purchase 750 shares.

(5)	For Messrs. Andrew and Spurry and Ms. Armistead, amounts include premiums of $33, $102, and $102, respectively, paid by Talbot Bank for life insurance coverage.
(6)	The amounts shown for Mr. Pierson include imputed income of $1,666 related to the economic value of the split-dollar life insurance benefit payable under the CNB Director Endorsement Agreement.
(7)	For Mr. Andrew, amount includes $7,650 for inspection fees paid in conjunction with his monitoring of Talbot Bank construction loans.

Company Director Compensation

During 2009, outside directors of the Company received $300 for attending each meeting of the Board and its committees on which those directors served, except that committee chairpersons (Messrs. Spurry and LeCompte and Ms. Armistead) received $500 for attending each Board and committee meeting.  In addition, the Chairman of the Board (Mr. Spurry) received a $10,000 annual retainer and each other director received a $5,000 annual retainer.

All directors of the Company and of its subsidiaries are eligible to participate in the Shore Bancshares, Inc. 2006 Stock and Incentive Compensation Plan (the “2006 Equity Plan”), which is discussed below in the section entitled “Compensation Discussion and Analysis”.

Talbot Bank Board Compensation

During 2009, outside directors of the Company who served as directors of Talbot Bank (Messrs. Andrew, and Spurry and Ms. Armistead) also received an annual retainer of $5,000 per year for serving on the Board of Directors of Talbot Bank, plus $200 per meeting attended.  Talbot Bank paid these fees.  Directors are compensated once for attending joint meetings of the Company’s Board and the Board of Directors of Talbot Bank.

CNB Board Compensation

During 2009, outside directors of the Company who served as directors of CNB (Messrs. Bowman, Judge, LeCompte and Pierson) also received an annual retainer of $10,000, plus $100 for each meeting attended.  These fees were paid by CNB.  Directors are compensated once for attending joint meetings of the Company’s Board and the Board of Directors of CNB.

In 1997, CNB entered into a Director Indexed Fee Continuation Plan Agreement (a “Director Fee Agreement”) with Mr. Pierson that calls for the payment of certain benefits on and after retirement from the Board.  The benefits are funded by a life insurance policy on the life of each participant, which is owned solely by CNB.  Each year during a participant’s service to the Board, CNB deposits to or withdraws from a retirement account an amount equal to the difference between the annual after-tax earnings or loss, respectively, generated by the insurance policy and the “Cost of Funds” (as defined in the Director Fee Agreement) for that year.  Upon normal retirement after age 65, the participant is entitled to receive (i) the balance of his retirement account paid in 15 annual installments commencing 30 days after retirement, and (ii) each year after retirement until death, the difference between the after-tax income generated by the policy for that year and the “Cost of Funds” for that year.  If the participant elects early retirement after reaching age 55 but before age 65, then he will be entitled to receive (x) the balance of his retirement account as of the date of retirement paid in 15 annual installments commencing at age 65, and (y) each year after early retirement until death, the difference between the after-tax income generated by the policy for that year and the Cost of Funds for that year.  If a participant should retire prior to reaching age 55, then no benefits will be paid.  If a participant should die prior to receiving the entire amount of his retirement account, then his designated beneficiaries will receive the unpaid amount as a lump sum payment.  If a participant’s service is terminated following a “Change of Control”, then he will be automatically vested in the promised normal retirement benefits and entitled to receive them starting at age 65.  At December 31, 2009, the retirement account balances for Mr. Pierson was $232,387.

In connection with the Director Fee Agreement, CNB and Mr. Pierson entered into a Life Insurance Endorsement Method Split-Dollar Plan Agreement in 1997 (a “Director Endorsement Agreement”) pursuant to which CNB agreed to endorse to the beneficiaries named by Mr. Pierson 80% of the net-at-risk insurance portion of the death benefits payable to CNB under the insurance policy discussed above on the life of that director.  The net-at-risk portion of the proceeds is defined as the total proceeds paid at death less the then cash value of the policy.  The benefit payable under the Director Endorsement Agreements as of December 31, 2009 to the beneficiaries of Mr. Pierson was approximately $742,242.

Avon-Dixon Agency Board Compensation

During 2009, Mr. Wilson served as a director of Avon-Dixon and received an additional $750 for meetings of its Board of Directors.  These fees were paid by Avon-Dixon.

Director Recommendations and Nominations

The Nominating Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates.  The Nominating Committee will from time to time review and consider candidates recommended by stockholders.  Stockholder recommendations should be submitted in writing to:  Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn:  W. David Morse, Secretary; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s Common Stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a stockholder or chosen independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board.  The Nominating Committee does not have a formal policy pursuant to which it considers specific diversity criteria when selecting nominees, such as education, professional experience, skills, race or gender.  Rather, the Nominating Committee’s goal in selecting nominees is to identify persons who have business and other ties to the communities and industries served by the Company, and who have skills, education and other attributes that will meet the needs of the Board at that time and, generally, that are complimentary to the skills and attributes possessed by existing directors.  When searching for and appointing directors to fill a particular committee position, the Nominating Committee searches for persons who will meet the independence standards required for those committees and who possess skills and attributes that will allow the committee to be effective.  The Nominating Committee also strives to select individuals who it believes will work well with the other directors at the highest level of integrity and effectiveness.

A candidate, whether recommended by a Company stockholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties.  In assessing the qualifications of potential candidates, the Nominating Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors.  Certain Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors.  A stockholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of the Company’s By-Laws, which provides that directors may be nominated by stockholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting.  Additional time constraints are applicable in the cases of a change in stockholder meeting date or a special meeting called for the purpose of electing directors.  As provided in the By-Laws, the notice of nomination must specify:  (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying stockholder; (e) the number of shares of capital stock of the Company owned by the notifying stockholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying stockholder, (h) a representation that such notifying stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Company’s Board of Directors by contacting W. David Morse, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 822-1400.  All communications will be forwarded directly to the Chairman of the Board for consideration.

The Company believes that the Annual Meeting is an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each Annual Meeting.  If you would like an opportunity to discuss issues directly with our directors, please consider attending this year’s Annual Meeting.  At the 2009 Annual Meeting, all directors (who were serving as such) were in attendance except Mr. Granville.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s consolidated audited financial statements for fiscal year ended December 31, 2009 with Company management; (ii) discussed with Stegman & Company, the Company’s independent registered public accounting firm, all matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board; and (iii) received the written disclosures and the letter from Stegman & Company required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the registered public accounting firm its independence.  Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE

By:	Neil R. LeCompte, Chairman
Blenda W. Armistead
James A. Judge

EXECUTIVE OFFICERS

Information about the Company’s current executive officers is provided below.

W. Moorhead Vermilye, 69, has served as President and Chief Executive Officer of the Company (the “CEO”) since December 2000.  Between 1997 and December 2000, Mr. Vermilye served as President of Talbot Bancshares, Inc., which merged with the Company in 2000.  Mr. Vermilye served as President of Talbot Bank from 1988 to July 2006 and as Chief Executive Officer of Talbot Bank from 1993 to July 2006.  Mr. Vermilye is also a director of the Company, Talbot Bank, and Felton Bank.

Lloyd L. Beatty, Jr., 57, has served as the Executive Vice President and Chief Operating Officer of the Company since August 2007 and previously as Vice President and Chief Operating Officer of the Company since July 2006 and as Vice President of the Company since October 2004.  Until January 1, 2006, Mr. Beatty primarily assisted management of the Company with certain strategic initiatives, and he worked on a part-time basis until October 2005.  Starting January 1, 2006, Mr. Beatty’s duties were expanded to include management authority with respect to certain aspects of the Company’s strategic initiatives and to provide corporate oversight of the Company’s non-traditional products and services and the Company’s information technology (IT) system.  Since August 2006, Mr. Beatty has been responsible for overall operations of the Company.  Mr. Beatty is also a director of the Company and Talbot Bank.

Susan E. Leaverton, 46, has served as Treasurer and Principal Accounting Officer of the Company (the “CFO”) since December 2000, as Vice President of Finance of Talbot Bank since 1994, and as the Principal Accounting Officer of Felton Bank since April 2004.  Between 1997 and December 2000, Ms. Leaverton served as Secretary/Treasurer of Talbot Bancshares, Inc.

Information about certain significant executive officers of the Company’s subsidiaries is provided below.

William W. Duncan, Jr., 63, has served as a director of the Company and of Talbot Bank since July 2006.  He currently serves as President and Chief Executive Officer of Talbot Bank, a position he has held since July 2006.  From 2004 until his appointment with Talbot Bank, Mr. Duncan served as the Chairman of Mercantile Eastern Shore Bank, located in Chestertown, Maryland.  From 1982 to 2004, Mr. Duncan was President and Chief Executive Officer of St. Michaels Bank, located in St. Michaels, Maryland.

F. Winfield Trice, Jr., 55, has served as the President and Chief Executive Officer of CNB since June 4, 2007.  Prior to June 2007, Mr. Trice was employed by Mercantile Peninsula Bank as the Executive Vice President and Senior Lending Officer.  Mr. Trice serves on the Boards of Directors of the Company, CNB and Felton Bank.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion and analysis describes briefly the philosophy, strategy and major details of the Company’s approach to compensating key executives, as well as the various components of executive compensation.  The Compensation Committee has developed the compensation approach over several years with guidance from management and the Company’s independent compensation and benefits consultants.

The Compensation Committee expects senior management of the Company to lead and direct the Company’s staffing to exceed customer expectations and to produce superior returns for stockholders.  Later in this Proxy Statement, in the section entitled “Executive Compensation”, stockholders will find tables and narrative disclosure containing detailed information concerning compensation earned by or paid to the Company’s “named executive officers” in 2009, which persons include:

•	W. Moorhead Vermilye — President & Chief Executive Officer

•	Susan E. Leaverton — Chief Financial Officer

•	Lloyd L. Beatty, Jr. — Chief Operating Officer

•	William W. Duncan — President, Talbot Bank

•	F. Winfield Trice, Jr. – President, CNB

The discussion below is intended to help stockholders understand the information provided in the “Executive Compensation” section and provide context for the Company’s overall executive compensation program.

Objective

The primary objective of the Compensation Committee’s approach is to provide competitive levels of compensation so that the Company may attract, retain and reward outstanding executive officers.  In a highly competitive community banking marketplace, excellent leadership is essential.  The Company’s executive officers are expected to manage the business of the Company and its subsidiaries in a manner that promotes growth and profitability for the benefit of stockholders, while exceeding the requirements and service expectations of the Company’s customers.  To that end, the Committee believes that:

•	Key executives should have compensation opportunities at levels that are competitive with peer institutions;

•	Total compensation should include “at risk” components that are linked to annual and long-term performance results; and

•
Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of stockholders.

Discussion of the Compensation Committee’s Philosophy on Executive Compensation

The Company’s success depends on the ability of its key executives to meet and exceed operational and financial goals defined in the Company’s business plan.  Consequently, the Compensation Committee applies the following principles when structuring compensation arrangements for key executives:

1.
Benchmarking – In order to determine competitiveness in the marketplace, the Committee relies on an analysis of peer institutions, comparable in asset size and corporate structure, prepared by the Compensation Consulting Practice of Lockton Companies, LLC (“Lockton”), an independent compensation advisor to the Compensation Committee.  The members of this peer group include:

ACNB Corporation	First Chester County Corporation
Alliance Financial Corporation	First National Community Bancorp, Inc.
American National Bankshares, Inc.	First South Bancorp, Inc.
Ameriserv Financial, Inc.	First United Corporation
Bank of Granite Corporation	FNB United Corporation
Bryn Mawr Bank Corporation	Franklin Financial Services Corporation
C & F Financial Corporation	National Bankshares, Inc.
Capital Bank Corporation	Newbridge Bancorp
Citizens & Northern Corp	Old Point Financial Corporation
CNB Financial Corporation	Penns Woods Bancorp, Inc.
Eagle Bancorp, Inc.	Republic First Bancorp
Eastern Virginia Bankshares, Inc.	Vist Financial

The Committee believes that total direct compensation should be established at a level that is competitive with the Company’s defined peer group.  To be competitive, the Committee believes that the total cash compensation (base salary, annual and long-term incentives) paid to key executives, including the named executive officers, should approximate the 75th percentile of the total direct compensation levels paid by this peer group.  In addition, the Committee believes it is essential to offer supplemental retirement in certain instances to match the benefits provided by the Company’s peers.

2.
Allocation of Elements of Compensation – The Committee believes that the weighting of compensation elements should vary somewhat within the management group in order to reflect the role of each executive and his or her ability to influence short- and long-term performance.  In general, the Committee believes that fixed base salary should approximate 50% of the targeted total compensation opportunity for senior management, with the balance split between short-term (cash) and long-term incentives (such as stock options and time- and performance-based stock awards), as the circumstances dictate.  In order to attract, retain and reward key executives for their long-term contributions to the Company’s profitability, as well as to reflect “pension equity” relative to non-highly compensated employees, the Committee believes that a supplemental retirement benefit program is also essential.  Finally, while not a significant component of the executive compensation package, fringe benefits for senior management are important to enhance the retention value of the executive compensation package.  These fringe benefits may include car allowances, country club dues and supplemental insurance.

Elements of and Rationale for 2009 Compensation

The Compensation Committee uses the following primary elements of compensation and benefits to recruit, retain and reward key executives:

1.
Employment Agreements – The Committee believes that securing the continued service of certain key executives is essential to the Company’s success, and it attempts to do this through competitive and creative compensation arrangements.  In certain cases, the Compensation Committee will recommend that the Company enter into an employment agreement with a key executive, which will typically provide for a competitive salary, the possibility of cash and non-cash incentive awards, participation in the Company’s equity compensation plans, and provisions for payments upon certain severances and changes in control.  The Committee believes that this type of agreement provides security to both the Company and the executive, in that it clearly defines the obligations and expectations of each party, protects the Company’s business interests, and rewards a loyal and valuable executive in the event that his or her service is unexpectedly terminated.

The Company entered into an employment agreement with Mr. Vermilye in connection with its 2000 merger with Talbot Bancshares, Inc.  The agreement originally provided that he was to serve as President and Chief Executive Officer of the Company and of Talbot Bank.  On December 1, 2005, Mr. Vermilye’s agreement was renewed for an additional five-year term.  Mr. Vermilye’s agreement expires on December 1, 2010 and is thereafter subject to automatic renewals for successive one-year terms.

In addition to an annual salary and participation in various executive compensation plans, Mr. Vermilye’s agreement provides for continued compensation in the event he becomes disabled, as follows:  100% for the first six months of disability; 75% for the next 12 months; and 50% thereafter for the remainder of the terms of the agreement (inclusive of any benefits payable to the employee under the provisions of any disability insurance).  In the event that Mr. Vermilye returns to active employment on other than a full-time basis, then his compensation may be reduced in proportion to the time he was employed.  If he again becomes disabled, then the foregoing benefits will (a) begin again at 100% for the first six months if he has been engaged in active full-time employment for more than 12 months immediately prior to the later disability or (b) resume where benefits left off if he has been engaged in active full-time employment for 12 months or less immediately prior to the later disability.

The agreement provides that the Company may terminate Mr. Vermilye’s employment agreement at any time.  If the Company terminates the agreement for “cause” (as defined in the agreement), then Mr. Vermilye generally will not be entitled to any further compensation or benefits.  If the Company terminates the agreement other than for cause (except in connection with a change in control, as discussed below), then Mr. Vermilye will be entitled to a continuation of salary, at the then-current rate, for the greater of (i) the remainder of the term of his agreement or (ii) 24 months.  The agreement further provides that, in the event Mr. Vermilye is terminated without cause within 12 months following a “change in control” (as defined in the employment agreement) or terminates his employment within 12 months following a change in control for certain specified reasons, he will be entitled to receive a lump sum payment equal to the difference between 2.99 times his “base amount” (as defined in the Internal Revenue Code) and all other parachute payments to which he is entitled to receive upon the change in control and subsequent termination.

Mr. Vermilye has agreed during the term of his agreement not to be a director, an officer, or an employee of, or a consultant to, any federal or state financial institution operating in Queen Anne’s County, Kent County, Caroline County, Talbot County, or Anne Arundel County in Maryland or Kent County in Delaware, other than Talbot Bank or its subsidiaries or affiliates.

Messrs. Beatty, Duncan and Trice and Ms. Leaverton are not parties to written employment agreements with the Company or its subsidiaries, but they are entitled to receive what the Compensation Committee believes to be very competitive compensation packages.  In 2008, Lockton recommended that the Company enter into employment agreements with these executive officers and the Committee took that recommendation under advisement.  The Committee believes that entering into employment agreements with executive officers other than Mr. Vermilye is not warranted at this time.  The Committee may revisit this matter in the future.

Mr. Duncan was hired in 2006 and, to attract him to the organization, the Compensation Committee believed it was essential to provide a robust compensation package.  Mr. Duncan’s compensation package was developed by the Compensation Committee not only to pay and reward him for his service with the Company but also to compensate him for the loss of certain benefits that he forfeited when he terminated his previous employment.  Part of his package includes the right to receive, subject to the satisfaction of certain vesting and other requirements, annual awards of restricted stock under the 2006 Equity Plan starting in 2007 and certain guaranteed payments under the Company’s deferred compensation arrangements.

2.
Salary – A competitive salary for senior management is essential.  Furthermore, flexibility to adapt to the particular skills of an individual or the Company’s specific needs is required.  Each year, proposed salary adjustments for senior management are presented to the Compensation Committee by Mr. Vermilye, typically in December.  The Compensation Committee reviews the recommendations and makes any further adjustments with input from the Compensation Committee’s independent compensation adviser.  Recommendations regarding adjustments to Mr. Vermilye’s salary are heard and discussed in executive session and, if appropriate, approved by the Compensation Committee in executive session.

The Compensation Committee determined that salaries paid to senior management in 2008 were generally at or below the targeted levels of our peer group.  Accordingly, at the recommendation of the Compensation Committee’s external compensation advisor, the Compensation Committee approved proposed salary adjustments in January of 2009 for each of the named executive officers and will consider future increases to annual base salaries to bring senior management’s base pay in line with targeted compensation levels and pay mix as defined from time to time pursuant to our executive compensation philosophy.

For 2009, executive salaries were reviewed and the following adjustments made:

		Base Salary		Increase
Name	Title	2008	2009	Amount	Percentage
W. Moorhead Vermilye	Chief Executive Officer	300,000	324,000	24,000	8.0%
Susan E. Leaverton	Chief Financial Officer	152,000	156,600	4,600	3.0%
Lloyd L. Beatty, Jr.	Chief Operating Officer	264,000	294,000	30,000	11.4%
William W. Duncan	CEO Talbot Bank	270,000	284,100	14,100	5.2%
F. Winfield Trice, Jr.	CEO CNB	210,000	222,300	12,300	5.9%

3.
Annual Bonus – The Company’s bonus program, entitled the Management Incentive Plan (the “MIP”), was developed to provide additional cash compensation to key management personnel when corporate and individual performance meet or exceed specific predetermined goals. Incentive award targets are assigned to each executive based on the executive’s position and responsibilities and on identified comparative compensation targets and mix outlined in our executive compensation philosophy. Target awards for 2009 ranged from 30% to 75% of the prior year’s salary, depending on the executive’s position. Within these target awards are specific, individualized metrics for each executive based on that person’s position and responsibilities and our overall compensation objectives.  Target awards are weighted between our net income and individual executive performance, and each component of the target award is subject to an upward or downward adjustment when performance exceeds or falls below targeted expectations, as follows:

Percent of Company Performance	Percent of Company Incentive Award	Percent of Division / Individual Goal Performance	Percent of Division / Individual Incentive Award
120%	150%	120% or (Exceeded All Goals)	150%
110%	120%	110% or (Met All and Exceeded Some Goals)	120%
100%	100%	100% or (Met Most Goals)	100%
85%	50%	85% or (Met Some Goals)	50%
Less than 85%	0%	Less than 85% or (Did Not Meet Goals)	0%

For Mr. Vermilye, the 2009 target award was 75% of 2008 annual salary, weighted 50%/50% between the Company’s net income target and individual performance, respectively.  For Mr. Beatty, the 2009 target award was 40% of 2008 annual salary, weighted 30%/70% between the Company’s net income target and individual performance, respectively.  For Ms. Leaverton, the 2009 incentive award was 40% of 2008 annual salary, weighted 20%/80% between the Company’s net income target and individual performance, respectively.  For Mr. Duncan, the 2009 target award was 50% of 2008 annual salary, weighted 20%/80% between the Company’s net income target and individual performance, respectively.  For Mr. Trice, the 2009 target award was 30% of 2008 annual salary, weighted 20%/80% between the Company’s net income target and individual performance, respectively.

The net income target for 2009 was $11.8 million.  The 2009 division/individual goals for Mr. Vermilye included achieving a return on average assets, return on average equity and efficiency ratio in the top 35% of the Company’s Peer Group, defined above, identification of sources of funding to repay proceeds from the Troubled Asset Relief Program (“TARP”), and development of strategies to decrease sensitivity to large depositors.  The 2009 division/individual goals for Mr. Beatty included the completion of the core processing system conversion, investor relations road shows, and merger and acquisition activities.  The 2009 division/individual goals for Ms. Leaverton were to standardize financial reporting systems in conjunction with the core conversion, accelerate the timeline for budget submissions and standardize and automate the budgeting process for bank subsidiaries.  The 2009 division/individual goals for Mr. Duncan were achievement at Talbot Bank of budgeted earnings and maintaining delinquencies and nonperforming loan ratios at levels 20% lower than the bank’s peer group.  Mr. Trice’s 2009 division/individual goals were achievement at CNB of budgeted earnings and maintaining delinquencies and nonperforming loan ratios at levels 20% lower than the bank’s peer group.

These goals and awards, other than for Mr. Vermilye, were determined based on a review of 2009 performance results provided by Mr. Vermilye and his recommendations, as well as advice provided by the Compensation Committee’s external compensation advisor.  The Compensation Committee reviewed these recommendations and compared the proposed awards and the projected total annual cash compensation for each executive to the executive compensation parameters established under our executive compensation philosophy.  The Compensation Committee determined the 2009 goals and possible payouts for Mr. Vermilye in executive session after considering Mr. Vermilye’s personal performance against several pre-established performance goals, including, but not limited to, our financial/operating performance, management of our succession plan, and stock performance.  For 2009, the named executive officers received only that portion of the MIP bonus that related to Division / Individual Performance, because the Compensation Committee determined that the Company’s net income performance was less than 85% of target.

4.
Stock-Based Compensation – The Compensation Committee believes that stock-based compensation is an important component of the Company’s overall executive compensation package.  In 2006, the Board and the stockholders approved the 2006 Equity Plan.  Participation under the 2006 Equity Plan is available to all directors of the Company and its subsidiaries and all officers, employees and consultants of the Company and its subsidiaries who, in the opinion of the Compensation Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its subsidiaries.  The 2006 Equity Plan permits the Compensation Committee, in its sole discretion, to grant stock options (both incentive and non-qualified stock options), stock appreciation rights (settled in cash, stock or both), restricted stock, restricted stock units (settled in cash, stock or both), and performance units (settled in cash, stock or both).  The Compensation Committee may make the degree of payout and/or vesting of any award dependent upon the attainment of certain performance goals, measured over certain performance periods.  Performance goals may be specific to a participant, specific to the performance of the Company generally, or specific to the performance of a subsidiary of the Company, a division, a business unit, or a line of business served by a participant.  Performance goals may be based on stock value (and/or increases therein), earnings per share or growth in earnings per share, net income, earnings or earnings growth, operating profit, operating cash flow, operating or other expenses, operating efficiency, return on equity, assets, capital or investments, deposits, loan volume or growth, the efficiency ratio, customer satisfaction, regulatory compliance, operating or other margins, non-performing assets, productivity, and any other number of qualitative or quantitative benchmarks.

Each award will be reflected in an agreement between the Company and the participant, will be subject to the applicable terms and conditions of the 2006 Equity Plan and may also be subject to other terms and conditions contained in the award agreement consistent with the 2006 Equity Plan that the Compensation Committee deems appropriate, including accelerated vesting or settlement in the event of a participant’s death, disability or termination of employment.  The provisions of the various agreements entered into under the 2006 Equity Plan do not need to be identical.

For 2009, the Compensation Committee decided to include restricted stock awards as part of the general compensation package for the following named executive officers based upon the contributions of the named executive officer during 2008 and his or her level of responsibility:

Name	Shares (#)	Vesting
Mr. Beatty	3,642	3 years (0%, 50%, 50%)
Ms. Leaverton	1,655	3 years (0%, 50%, 50%)
Mr. Duncan	3,380	5 years (20% per year)
Mr. Trice	2,759	3 years (0%, 50%, 50%)

The Committee did not grant stock awards to Mr. Vermilye in 2009 because it believed that Mr. Vermilye’s 2009 compensation package adequately rewarded his 2008 performance and that his current ownership of 167,218 shares of common stock sufficiently aligned his interests with the interests of stockholders.  In light of his stock ownership level, however, the Committee continued to explore compensation strategies for Mr. Vermilye other than his participation in the Company’s 2006 Equity Plan, including increasing his short-term incentive target award and providing additional contributions to his supplemental executive retirement benefits.

In addition to his 2009 award, Mr. Duncan also received a grant of 1,991 shares of restricted stock pursuant to the terms of his 2006 offer of employment.  These terms entitle Mr. Duncan to receive five annual awards of restricted stock under the 2006 Equity Plan, provided that he remains employed by Talbot Bank.  The value of each of these awards is determined by dividing $36,076 by the fair market value (as defined in the 2006 Equity Plan) of a share of Common Stock on the date of that award.  Each award vests ratably over the lesser of five years or the number of years remaining until Mr. Duncan reaches age 65.  The value of each award was intended to compensate Mr. Duncan for foregoing certain benefits he would have received from his former employer, and the vesting requirements were intended to protect the interests of the Company and its stockholders.

Further information about the 2009 equity awards is provided in the section of this Proxy Statement entitled “Executive Compensation”.

In January 2010, the Committee granted stock awards to each of the named executive officers based on their contributions during 2009 and their levels of responsibility.  Mr. Vermilye received 1,864 fully-vested shares valued at $25,000.  Mr. Trice received 1,104 fully-vested shares valued at $14,800 and 3,730 shares of restricted stock valued at $50,001 that vest over three years (0%, 50% and 50%).  Mr. Beatty received 3,729 shares of restricted stock valued at $50,000 that vest over three years (0%, 50% and 50%).  Ms. Leaverton received 2,237 shares of restricted stock valued at $30,000 that vest over three years (0%, 50%, and 50%).  Mr. Duncan received 8,000 shares of restricted stock valued at $107,240 that vest at a rate of 20% per year, except that all unvested shares will vest on March 11, 2012 provided he is employed with Talbot Bank on that date, as well as his annual award of 2,691 shares of stock valued at $36,076 in accordance with the terms of his employment offer.

5.
Non-Qualified Deferred Compensation and Other Post-Termination Plans – The Compensation Committee believes that non-qualified compensation plays an important role in retaining key executives, as well as helping them provide for retirement.  The Committee retained Lockton to analyze the total retirement benefits expected to be provided to an employee by the Company, as well as his or her probable social security benefits, so that the Committee could determine the projected replacement ratio of income at retirement compared with active employment.  Because of limits under the Company’s qualified retirement plan on the amount of deferrals that executives can make, the Committee expects several of the Company’s executives to have a lower retirement replacement ratio than the Committee has targeted for all employees.  Consequently, as a matter of “pension equity”, we have adopted certain non-qualified deferred compensation plans.

In October 2006, the Company adopted the Shore Bancshares, Inc. Executive Deferred Compensation Plan (the “Company Deferred Compensation Plan”), which permits executive officers selected by the Compensation Committee to elect, each year, to defer receipt of up to 100% of their salaries and bonuses to be earned in the following year.  This plan also permits the participant to defer the receipt of performance-based compensation not later than six months before the end of the period for which it is to be earned.  The Company has the authority to agree, with respect to any participant, to make mandatory, matching, and discretionary contributions.  Amounts deferred by a participant and amounts contributed by the Company are credited to accounts maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee.  Matching contributions for a plan year, if any, are announced prior to the beginning of that year.  Discretionary contributions for a plan year, if any, may vary among participants and are credited to the participant’s account at the end of the plan year in which they are made.

For Mr. Vermilye, the Company agreed to make an annual mandatory contribution of $20,000 for each full Plan Year (as defined in the Company Deferred Compensation Plan) in which he is an employee, starting with the Plan Year that began January 1, 2007.  The contributions were formulated based on the contribution that has historically been made under the Talbot Bank Deferred Compensation Plan (the “Talbot Deferred Compensation Plan”), which was phased out for plan years beginning on and after January 1, 2007.  The Talbot Deferred Compensation Plan is discussed in more detail below in the section of this Proxy Statement entitled “Executive Compensation”.

For Mr. Duncan, the Company agreed as part of its 2006 offer of employment to make mandatory contributions equal to 21% of his cash compensation that exceeds the limit established in Section 415 of the Internal Revenue Code, plus the following amounts for the first five Plan Years beginning January 1, 2007, assuming he is employed in those years:

Year	Amount ($)
2007	28,914
2008	30,649
2009	32,488
2010	34,437
2011	36,503

The mandatory contributions for Mr. Duncan were meant to replace the value of certain benefits that he forfeited when he terminated employment with his previous employer.

No other named executive officer is entitled to receive mandatory contributions, and the Company did not make any discretionary contribution in 2009 due to current economic conditions and the Company’s focus on preserving capital.

6.
401(k) Plan - In furtherance of the Committee’s belief that every employee should have the ability to accrue valuable retirement benefits, the Company adopted the Shore Bancshares, Inc. and Subsidiaries 401(k) Profit Sharing Plan on January 1, 2002, which is available to all employees, including executive officers, who have completed six months of service.  In addition to contributions by participants, the plan contemplates annual employer matching contributions equal to 100% of the member’s pay reduction contributions up to 3% of base salary, plus 50% of contributions which exceed 3% of base salary, up to 5% of base salary, as well as employer discretionary contributions that are made on a pro-rata basis to all eligible employees based on compensation levels. The discretionary contribution is determined by the Board of Directors in conjunction with the approval of the annual operating budget of the Company.  Contributions are made after the end of each fiscal year.  For the 2009 plan year, the Company made a contribution to each eligible employee, including the named executive officers, equal to 3% of his or her eligible compensation.

7.
Perquisites – The Compensation Committee believes that certain perquisites and other personal benefits can be effective elements of a compensation package, because they can permit and encourage executives to perform their duties better and generate business for the Company.  Perquisites provided by the Company to various executives may include such things as vehicle allowances, country club dues and supplemental insurance.

Accounting and Tax Considerations

Other than the Company’s short term incentive plan, the Compensation Committee has structured the compensation program to comply with Internal Revenue Code Sections 162(m) and 409A.  Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based.  If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture.  In such case, the executive is subject to regular federal income tax, interest, and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

The Compensation Committee’s stock option grant policies have been impacted by the implementation of Financial Accounting Standards Board ASC Topic 718 (“ASC 718”).  Details related to the adoption of ASC 718 and the impact to the Company’s financial statements are discussed in the Notes to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading “Stock Option Plans”.

The Committee has structured the change in control provision of Mr. Vermilye’s employment agreement to minimize income tax penalties that could be imposed on the Company and/or Mr. Vermilye under Section 280G of the Internal Revenue Code.  Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive’s “annualized includable compensation for the base period” (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs).  In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is included above.  Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this definitive Proxy Statement and that it be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

By:	COMPENSATION COMMITTEE

Christopher F. Spurry
Herbert L. Andrew, III
James A. Judge
John H. Wilson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee oversees executive compensation matters.  At December 31, 2009, the Compensation Committee consisted of Christopher F. Spurry, Chairman, Herbert L. Andrew, III, John H. Wilson, and James A. Judge.  Mr. Judge was appointed to the committee on May 5, 2009 and Mr. Wilson was appointed to the committee on November 30, 2009.  From January 1, 2009 until July 13, 2009 Paul M. Bowman served on the committee.  Each of the foregoing persons is a non-employee director, has not formerly served as an officer of the Company or its subsidiaries, and has no interlocking relationship or insider participation as defined by the SEC.

EXECUTIVE COMPENSATION

The following table sets forth for the last three fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to the Company’s CEO, its CFO and its three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers as of December 31, 2009 and whose total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) exceeded $100,000 during 2009 (the CEO, CFO and such other officers are referred to as the “named executive officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)(2)	Bonus ($)(3)	Stock awards ($)(4)	Option awards ($)(4)	Non-equity incentive plan compensation ($)(3)	Change in pension value and non- qualified deferred compen- sation earnings ($)	All other compen- sation ($) (5)–(9)	Total ($)
W. Moorhead
Vermilye,	2009	324,000	-	-	-	112,500	-	49,281	485,781
President/CEO
	2008	322,550	124,838	-	-	40,162	-	50,499	538,049

	2007	289,850	-	-	-	180,000	-	111,429	581,279

Lloyd L. Beatty,
COO	2009	294,000	-	66,000	-	73,920	-	26,647	460,567

	2008	284,900	60,800	125,000	-	19,200	-	29,922	519,822

	2007	262,500	-	-	-	80,000	-	68,784	411,284

Susan E.
Leaverton,	2009	156,600	-	30,000	-	41,600	-	14,196	242,396
CFO
	2008	152,000	15,882	30,000	-	30,318	-	17,838	246,038

	2007	144,375	-	-	-	46,200	-	16,954	207,529

William W.
Duncan, Jr.,	2009	284,100	-	97,326	-	54,000	-	97,499	532,925
President/CEO of
Talbot Bank	2008	276,500	30,465	97,326	-	85,535	-	96,752	586,578

	2007	263,750	-	97,326	-	116,000	-	66,020	543,096

F. Winfield Trice,
Jr./CEO	2009	222,300	-	50,000	-	25,200	-	22,773	320,273
of CNB(1)
	2008	216,500	11,200	50,000	-	28,800	-	25,779	332,279

	2007	115,900	-	-	-	40,000	-	49,430	205,330
Notes:
(1)
Mr. Trice was hired as President and CEO of CNB effective June 4, 2007.  Mr. Trice also serves as a director of the Company, CNB and of Felton Bank.  Prior to January 1, 2009 Mr. Trice received director’s fees for his service as a director of the Company and the fees earned in 2008 and 2007 are included in the “Salary” Column for that year.

(2)
Messrs. Vermilye and Beatty serve on the Boards of Directors of the Company and Talbot Bank and Mr. Vermilye also serves on the Board of Directors of the Felton Bank, for which they received director’s fees until January 1, 2009. Mr. Duncan serves on the Board of Directors of the Company, for which he received director’s fees until January 1, 2009, and he serves on the Board of Directors of Talbot Bank, for which he received no fees.  Director’s fees earned in 2008 and 2007 are included in the “Salary” column for that year.

(3)	Amounts reflect discretionary cash bonuses awarded to the named executive officers. Incentive awards paid under the MIP are reported in the column entitled “Non-Equity Incentive Plan Compensation”.
(4)
Amounts reflect the aggregate grant date fair value of restricted stock awards granted in each fiscal year computed in accordance with ASC 718.  See Note 14 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

(5)
For Mr. Vermilye, the 2009 amount includes a $20,000 contribution under the Company Deferred Compensation Plan, a $9,800 matching contribution under the 401(k) plan, a $7,350 discretionary contribution under the 401(k) plan, $5,831 for use of an automobile and $6,300 for club dues.  The 2008 amount includes a $20,000 contribution under the Company Deferred Compensation Plan, a $9,200 matching contribution under the 401(k) plan, an $11,500 discretionary contribution under the 401(k) plan, $5,391 for use of an automobile and $4,408 for club dues.  The 2007 amount includes an $80,000 contribution under the Company Deferred Compensation Plan, a $9,000 matching contribution under the 401(k) plan, an $11,250 discretionary contribution under the 401(k) plan, $5,731 for use of an automobile, and $5,448 for club dues.

(6)
For Mr. Beatty, the 2009 amount includes a $9,800 matching contribution under the 401(k) plan and a $7,350 discretionary contribution under the 401(k) plan, $4,260 for use of an automobile and $5,237 for club dues.  The 2008 amount includes a $9,200 matching contribution under the 401(k) plan and an $11,500 discretionary contribution under the 401(k) plan, $4,544 for use of an automobile and $4,678 for club dues.  The 2007 amount includes a $40,000 contribution under the Company Deferred Compensation Plan, a $9,000 matching contribution under the 401(k) plan and an $11,250 discretionary contribution under the 401(k) plan, $4,656 for use of an automobile and $3,878 for club dues.

(7)
For Ms. Leaverton, the 2009 amount includes an $8,112 matching contribution under the 401(k) plan and $6,084 discretionary contribution under the 401(k) plan.  The 2008 amount includes a $7,928 matching contribution under the 401(k) plan and $9,910 discretionary contribution under the 401(k) plan.  The 2007 amount includes a $7,535 matching contribution under the 401(k) plan and $9,419 discretionary contribution under the 401(k) plan.

(8)
For Mr. Duncan, the 2009 amount includes a $65,269 contribution under the Company Deferred Compensation Plan, a $9,800 matching contribution under the 401(k) plan and a $7,350 discretionary contribution under the 401(k) plan, $1,001 opt out payment in lieu of health insurance coverage provided by the Company, $5,427 for use of an automobile and $8,652 for club dues.  The 2008 amount includes a $63,829 contribution under the Company Deferred Compensation Plan, a $9,200 matching contribution under the 401(k) plan and an $11,500 discretionary contribution under the 401(k) plan, $1,001 opt out payment in lieu of health insurance coverage provided by the Company, $5,180 for use of an automobile and $6,042 for club dues. The 2007 amount includes a $46,834 contribution under the Company Deferred Compensation Plan, a $5,165 matching contribution under the 401(k) plan and a $6,456 discretionary contribution under the 401(k) plan, $1,001 opt out payment in lieu of health insurance coverage provided by the Company, $5,523 for use of an automobile and $2,042 for club dues.

(9)
For Mr. Trice, the 2009 amount includes a $9,800 matching contribution under the 401(k) plan and a $7,350 discretionary contribution under the 401(k) plan and $5,623 for use of an automobile.  The 2008 amount includes a $9,200 matching contribution under the 401(k) plan and $11,500 discretionary contribution under the 401(k) plan and $5,079 for use of an automobile.  The 2007 amount includes $47,367 for relocation expenses and $2,063 for use of an automobile.

Employment Arrangements

Of the named executive officers, only Mr. Vermilye is a party to an employment agreement. The terms of employment for all of the named executive officers provide for salary, the possibility for additional compensation each year through the Company’s bonus and profit sharing plans, matching 401(k) contributions, to the extent such plans permit participation, and the other elements of compensation described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis”, as well as coverage under the Company’s group term life insurance program that is generally available to all employees.

Incentive Compensation

As discussed in the section of this Proxy Statement entitled “Compensation Discussion and Analysis”, the Company adopted the MIP to provide executives with cash rewards when the Company and the executive attain or exceed certain performance targets. The following table provides information about awards that could have been earned by the named executive officers in 2009 pursuant to the MIP upon satisfaction of the performance measures discussed above.

GRANTS OF PLAN-BASED AWARDS
		Estimated Possible Annual Payouts Under Non- Equity Incentive Plan Award
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Vermilye	2009	112,500	225,000	337,500
Mr. Beatty	2009	52,800	105,600	158,400
Ms. Leaverton	2009	30,400	60,800	91,200
Mr. Duncan	2009	67,500	135,000	202,500
Mr. Trice	2009	31,500	63,000	94,500

The following table provides information about the actual awards earned by each of the executive officers in 2009, as disclosed in the Summary Compensation Table.

	Award Target (% of 2008 Salary)	Actual Company Performance (% of Net Income Target)	Company Performance Portion of Award ($)	Actual Individual Performance (% of Individual Goals)	Individual Performance Portion of Award ($)	Actual Award ($)
Mr. Vermilye	75%	Less than 85%	0	100%	112,500	112,500
Mr. Beatty	40%	Less than 85%	0	100%	73,920	73,920
Ms. Leaverton	40%	Less than 85%	0	86%	41,600	41,600
Mr. Duncan	50%	Less than 85%	0	50%	54,000	54,000
Mr. Trice	30%	Less than 85%	0	50%	25,200	25,200

Equity Compensation

During 2009, the Company maintained two equity compensation plans:  (i) the 2006 Equity Plan; and (ii) the Shore Bancshares, Inc. 1998 Stock Option Plan (“1998 Option Plan”).  The ability of the Company to grant options under the 1998 Option Plan terminated by its terms on March 3, 2008, but stock options granted under the 1998 Option Plan were outstanding at December 31, 2009.

The 2006 Equity Plan reserves 600,000 shares of Common Stock, subject to adjustment for stock splits and other similar reclassification events, plus up to 33,870 shares that were subject to outstanding awards under the 1998 Stock Option Plan as of April 26, 2006 that thereafter terminate, lapse or are forfeited, for issuance pursuant to awards.  To date, restricted stock is the only type of award that has been granted since the 2006 Equity Plan was adopted.  As detailed in the section entitled “Compensation Discussion and Analysis” above, the Company granted a total of 13,427 shares of restricted stock to the named executive officers in 2009 under the 2006 Equity Plan.  Under the terms of outstanding awards, all unvested shares will lapse and be forfeited upon the termination of the participant’s employment with the Company.

The 1998 Option Plan was approved by the Company’s Board of Directors and stockholders and was in effect through March 3, 2008.  The 1998 Option Plan contemplated the grant of options to purchase shares of Common Stock to directors and key management employees of the Company and its subsidiaries.  The total number of shares of Common Stock that were reserved for issuance under the 1998 Option Plan was 120,000 shares, subject to adjustment for stock splits and other similar reclassification events.  The 1998 Option Plan contemplated the grant of both incentive stock options and nonqualified stock options.  An option granted under the plan generally expires on the 10th anniversary of the date the option was granted.  In 2009, the Company did not grant any options to named executive officers under the 1998 Option Plan.

The following table provides information with respect to outstanding equity awards held by the named executive officers at December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Mr. Vermilye	-	-	-	-	-		-

Mr. Beatty	-	-	-	-	4,559	(1)	66,106
					3,642	(2)	52,809

Ms. Leaverton	2,250	-	13.17	May 9, 2012	1,026	(3)	14,877
					1,655	(2)	23,998

Mr. Duncan	-	-	-	-	2,307	(4)	33,452
					3,551	(5)	51,490
					5,371	(6)	77,880

Mr. Trice	-	-	-	-	1,709	(3)	24,781
					2,759	(2)	40,006
(1)	Unless forfeited, 20% of the amount vests each year beginning January 30, 2009.
(2)	Unless forfeited, 50% vests May 7, 2011 and 50% vests May 7, 2012.
(3)	Unless forfeited, 25% of the amount vests on January 30, 2009, 25% vests on January 30, 2010, and 50% vests on January 30, 2011.
(4)	Unless forfeited, 25% of the amount vests each year beginning April 9, 2008, except all unvested shares will vest on March 11, 2012.
(5)	Unless forfeited, 20% of the amount vests each year beginning January 30, 2009, except that all unvested shares will vest on March 11, 2012.
(6)	Unless forfeited, 20% of the amount vests each year beginning May 7, 2010, except all unvested shares will vest on March 11, 2012.

The following table sets forth the number of stock options (under all plans) exercised by the named executive officers during 2009, the number of shares of restricted stock held by the named executive officers that vested during 2009, and the value realized upon exercise or vesting.

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Vermilye	-	-	-	-
Mr. Beatty	-	-	1,140	20,923
Ms. Leaverton	-	-	342	6,283
Mr. Duncan	-	-	1,656	30,667
Mr. Trice	-	-	570	10,471

Deferred Compensation

The following table provides information regarding 2009 contributions, earnings, and other financial information in respect of the Company’s deferred compensation plans:

NONQUALIFIED DEFERRED COMPENSATION
Name	Plan (1)	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings(loss) in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Mr. Vermilye	TSDCP	-	-	44,287	-	189,075
	SEDCP	-	20,000	20,138	-	128,008

Mr. Beatty	SEDCP	-	-	6,853	-	33,264

Ms. Leaverton	-	-	-	-	-	-

Mr. Duncan	SEDCP	82,199	65,269	118,346	-	713,787

Mr. Trice	-	-	-	-	-	-
(1)  “TSDCP” stands for the Talbot Bank Supplemental Deferred Compensation Plan and “SEDCP” stands for the Shore Bancshares, Inc. Executive Deferred Compensation Plan.

Shore Bancshares, Inc. Executive Deferred Compensation Plan

Under the Company Deferred Compensation Plan, amounts deferred at the election of the employee are credited to an account maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee.  Mandatory, matching and discretionary contributions will be credited to an Employer Funded Account (as defined in the plan) established by the Company and will be deemed to be invested in the manner specified in the participant’s election form for that Plan Year in respect of his or her voluntary deferrals.  An employee’s account is credited with the gain or loss generated on the investments in which the funds in those account are deemed to be invested.  Mandatory contributions will be reduced on a pro-rata basis in the event a participant has a Separation from Service (generally defined as a termination of employment other than because of death, Disability (as defined in the plan) or the taking of leave of absence).

A participant is fully vested at all times in employee deferrals (and earnings thereon).  Starting in the second year of participation, a participant vests in his or her Employer Funded Account at the rate of 25% each year.  If, however, (i) the participant reaches age 70 while employed, (ii) the participant’s service with the Company terminates because of death or Disability, or because of retirement at or after age 70, or (iii) the Company experiences a Change in Control (as defined in the plan), then in each such case the participant’s interest in his or her Employer Funded Account will be automatically 100% vested regardless of years in the plan.  If the participant separates from service for any other reason, then any non-vested portion of his or her Employer Funded Account will be forfeited.

The Company Deferred Compensation Plan contemplates automatic distributions upon the occurrence of certain events and elective distributions.

If a participant dies or experiences a Disability while employed by the Company or if the Company experiences a Change in Control, then the vested portions of a participant’s accounts will be distributed in a lump sum payment to the participant or, in the case of death, to his or her designated beneficiaries.  If a participant experiences a Separation from Service, then the vested portions of a participant’s accounts will be distributed in a lump sum or in installments, as specified in the most recent election form.  Certain restrictions on the commencement of automatic distributions apply to Key Employees (as defined in the plan).

A participant may elect in his or her annual election form to receive elective distributions, or “In-Service Distributions”, of his or her employee deferrals (and earnings thereon) for a given Plan Year as soon as three years after the end of that Plan Year.  At the time of the election, the participant must also elect whether to receive the elective distribution in a lump sum or in installments over a period of up to 10 years.  If a participant fails to make a payment method election, then the distribution will be made in one lump sum.  A participant may change his or her election to postpone a distribution or change the form of payment, but such change must be made at least 12 months prior to the original distribution date, cannot be effective until at least 12 months following the subsequent election, and must postpone the commencement of the payment for a period of at least five years from the original distribution date.

The Company Deferred Compensation Plan also permits certain limited distributions upon the occurrence of an Unforeseen Emergency (as defined in the plan) and a lump sum distribution, at the administrator’s sole discretion, in the event the participant’s accounts have a value of less than $10,000.

Talbot Bank Supplemental Deferred Compensation Plan

Talbot Bank elected to suspend contributions to the Talbot Deferred Compensation Plan for all plan years beginning on and after January 1, 2007.  As noted above, this plan called for annual employer contributions of $20,000 to an account established for the benefit of Mr. Vermilye.  Mr. Vermilye is immediately vested in the deferred amounts and is entitled to direct the manner in which these amounts are deemed to be invested in the investment options offered from time to time by Talbot Bank.  His account is credited or debited with the deemed earnings or losses on the investments.  Subject to any waiting period required by law, upon termination of employment, Mr. Vermilye is entitled to a lump sum cash payment equal to the amount in his account.  If Mr. Vermilye dies before terminating his employment, his designated beneficiaries are entitled to receive a lump sum cash payment equal to the amount in his account.  The plan automatically terminates in the event of a change of control where the successor does not specifically assume the plan.

For information about amounts that could be payable to the named executive officers under these deferred compensation plans upon a termination of employment, see the section below entitled “Benefits Upon Termination of Employment”.

Benefits Upon Termination of Employment

The following table shows the estimated present value of benefits (as of December 31, 2009) that could be payable to the named executive officers under employment agreements and deferred compensation plans upon a termination of employment (without regard to the limitations on severance payments discussed below under “Impact of Recent Legislation on Executive Compensation”).  Information is provided only for those named executive officers who are eligible to receive such benefits.

Name	Reason for Termination	Payment Under Employment Agreement	Payment Under Deferred Compensation Plans
Mr. Vermilye	Death	-	317,082
	Disability	263,250	317,082
	Change in control	1,820,589	317,082
	Termination prior to age 70	N/A	221,077
	Termination after age 70	N/A	317,082
	Involuntary termination without cause	648,000	N/A

Mr. Beatty	Death, disability, change in control or termination after age 70	N/A	33,264
	Termination before age 70	N/A	8,316
Mr. Duncan	Death, disability, change in control or termination after age 70	N/A	713,787
	Termination before age 70	N/A	618,986

401(k) Profit Sharing Plan

All employee contributions to the 401(k) Profit Sharing Plan are immediately vested.  Discretionary and matching contributions by the Company vest incrementally over a six-year period.  Discretionary, pre-tax and matching contributions may be withdrawn while a participant is employed by the Company if the participant has reached age 59½ in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Compensation for 2010

No changes to the annual salary rates for the named executive officers have been approved for 2010, so the rates remain at the 2009 levels.  In addition to salary, other elements of compensation described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis” may also be earned in 2010.

Impact of Recent Legislation on Executive Compensation

On January 9, 2009, the Company participated in the TARP Capital Purchase Program (the “CPP”) adopted by the U.S. Department of Treasury (“Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”) by selling shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) to Treasury and issuing a 10-year common stock purchase warrant (the “Warrant”) to Treasury.  As part of these transactions, the Company adopted Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds any shares of the Series A Preferred Stock and/or any shares of Common Stock that may be acquired upon exercise of the Warrant.  On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) was signed into law, which, among other things, imposed additional restrictions on the payment of executive compensation by institutions that participate in TARP.  The Recovery Act’s restrictions apply to the Company for as long as Treasury holds any of the Series A Preferred Stock or any shares of the Common Stock that may be obtained upon exercise of the Warrant (the “Covered Period”).

Treasury’s standards for executive compensation apply to the Company’s named executive officers and include:  (i) a prohibition on incentive compensation plans and arrangements for named executive officers that encourage unnecessary and excessive risks that threaten the value of the Company; (ii) a clawback of any bonus or incentive compensation paid (or under a legally binding obligation to be paid) to a named executive officer on materially inaccurate financial statements or other materially inaccurate performance metric criteria; (iii) a prohibition on making “golden parachute payments” to named executive officers; and (iv) an agreement not to claim a deduction, for federal income tax purposes, for compensation paid to any of the named executive officers in excess of $500,000 per year.

The Recovery Act continues all of the same compensation and governance restrictions imposed under EESA and the CPP, and adds substantially to these restrictions in several areas.  The new standards include (but are not limited to):  (i) prohibitions on bonuses, retention awards and other incentive compensation to the Company’s five most highly compensated employees, other than restricted stock grants in an amount not more than one-third of the employee’s total annual compensation which do not fully vest during the Covered Period; (ii) prohibitions on making severance payments to any named executive officer or any of the Company’s next five most highly compensated employees; (iii) an expanded clawback of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria; (iv) prohibitions on compensation plans that encourage manipulation of reported earnings; (v) retroactive review of bonuses, retention awards and other compensation previously provided by CPP participants if found by the Treasury to be inconsistent with the purposes of such program or otherwise contrary to public interest, (vi) required establishment of a company-wide policy regarding “excessive or luxury expenditures”; and (vii) inclusion in a CPP participant’s proxy statements for annual shareholder meetings of a non-binding “Say-on-Pay” proposal to allow a stockholder vote to approve the compensation of executives.

Accordingly, during any Covered Period, the Company may not (i) pay any severance benefits (other than payments related to services rendered and accrued benefits) to the named executive officers (e.g., severance payments to Mr. Vermilye pursuant to his employment agreement) or our five next most highly compensated employees, (ii) make any payments under the MIP to our five most highly compensated employees, or (iii) make any payments under future 2006 Equity Plan awards that are deemed to be “incentive compensation” to our five most highly compensated employees, other than long-term restricted stock that meets the requirements discussed above.  Each of the named executive officers, except Ms. Leaverton, is among the five most highly compensated employees of the Company and its subsidiaries.

On April 15, 2009, the Company redeemed all of the outstanding Series A Preferred Stock from the Treasury, at which time the foregoing restrictions ceased to apply.  However, the Treasury still holds the Warrant which, if exercised, would again subject the Company to these restrictions and requirements.

As a consequence of the Company’s redemption of the Series A Preferred Stock, the Treasury is required by the Recovery Act to liquidate the Warrant at the current market price.  The Treasury is also empowered to negotiate with the Company to repurchase the Warrant.  As of the date of this Proxy Statement, the Warrant was not exercisable because the exercise price exceeded the market price of the Common Stock.  It is impossible to predict when, or if, the market price of the Common Stock will equal or exceed the exercise price of the Warrant or when, or to whom, the Treasury will sell or transfer the Warrant.

Compensation Consultants

In 2009, the Compensation Committee directly engaged Lockton Companies, LLC to assist it in maintaining and administering the Company’s comprehensive executive compensation strategy.  The consultants provided peer group data to be used in benchmarking compensation for the Company’s executive officers and assisted in the development of the Company’s long term incentive program implemented in 2009 and updated for use in 2010.  The Company paid fees totaling $17,250 to Lockton during 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file reports with the SEC disclosing their ownership of Common Stock at the time they become subject to Section 16(a) and changes in such ownership that occur during the year.  Based solely on a review of copies of such reports furnished to the Company, or on written representations that no reports were required, the Company believes that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2009, except one Initial Statement of Beneficial Ownership on Form 3 was filed late by each of Messrs. Judge and Wilson, one Statement of Changes in Beneficial Ownership on Form 4 (relating to a sale of stock) was filed late by Mr. Judge, one Statement of Changes in Beneficial Ownership on Form 4 (relating to a purchase of stock) was filed late by Mr.

Spurry, and one Annual Statement of Changes in Beneficial Ownership on Form 5 (relating to a gift of stock) was filed late by Mr. Judge.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2009

During the past year Talbot Bank, CNB, and Felton Bank have had banking transactions in the ordinary course of their businesses with their directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with persons not related to the Company and its subsidiaries.  Extensions of credit by Talbot Bank, CNB, and Felton Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

NASDAQ Rule 4350(h) requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board of Directors.  The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.  The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2010 (Proposal 2)

Stockholders will also be asked to ratify the Audit Committee’s appointment of Stegman & Company to audit the books and accounts of the Company for the fiscal year ended December 31, 2010.  Stegman & Company served as the Company’s auditing firm in 2009.  Stegman & Company has advised the Company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent public auditors.  A representative of Stegman & Company is expected to be present at this year’s Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm for fiscal year 2010.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company during fiscal years 2009 and 2008:

	2009	2008
Audit Fees	$183,791	$151,405
Audit-Related Fees	9,940	7,000
Tax Fees	13,500	14,450
All Other Fees	-	-
Total	$207,231	$172,855

Audit Fees incurred in fiscal years 2009 and 2008 include charges for the examination of the consolidated financial statements of the Company, quarterly reviews of financial statements, and the attestation of management’s report on internal control over financial reporting.  Audit-Related Fees incurred in fiscal year 2009 and 2008 include charges related to the audit of the 401(k) and profit sharing plan.  Tax Fees incurred in fiscal years 2009 and 2008 include charges primarily related to tax return preparation.  The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Stegman & Company.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2009 and 2008 services described above were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE ACTIONS NECESSARY TO
ELIMINATE SUPER-MAJORITY VOTING REQUIREMENTS FROM THE CHARTER
(Proposal 3)

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202, a beneficial owner of 250 shares of common stock, has advised the Company that he intends to submit a proposal to stockholders for approval at the Annual Meeting.  In accordance with applicable proxy statement regulations, the exact text of Mr. Armstrong’s proposal and his supporting statement are set forth below.  Neither the Board of Directors nor the Company accepts any responsibility for the statements contained in Mr. Armstrong’s proposal or supporting statement, which are the sole responsibility of Mr. Armstrong.

The Board unanimously recommends a vote AGAINST Mr. Armstrong’s proposal and asks stockholders to consider the Board’s statement in opposition, which follows the proposal.

Mr. Armstrong’s Proposal and Supporting Statement

RESOLUTION

That the shareholders of SHORE BANCSHARES, INC. request its Board of Directors to take the steps necessary so that each shareholder voting requirement in our charter that calls for a greater than simple majority vote, be changed to a majority of the votes cast for or against any proposal in compliance with applicable laws.

STATEMENT

Currently a 1% minority can frustrate the will of a 79% shareholder majority as the super-majority requirements (80%), can be nearly impossible to attain. Super-majority requirements are arguably used to block initiatives supported by most shareholders but opposed by management.

The merits of this Simple-Majority Vote proposal should also be considered in the context of need for improvement to Shore Bancshares’ corporate governance:

•	a super-majority vote of 80% is required to amend an Article that classifies the terms of directors to be three years, rather than one year

This issue shows there is need for improvement.

Currently, and in the past few years, financial holding companies are repealing classified elections for directors and establishing one-year terms for directors believing that greater accountability to shareholders is warranted.

The proponent believes that adequate protection for shareholders’ best interests is present within existing laws.

If you agree, please encourage our Board to respond positively by voting “FOR” this proposal.

The Board of Director’s Statement in Opposition

Mr. Armstrong’s proposal requests the Board of Directors take the necessary steps to change the provisions in the Company’s Charter that require a super-majority vote to a simple majority of votes cast for or against any proposal.  In support of his proposal, and although he does not specifically request this action, Mr. Armstrong cites the need to change the Company’s current classified or staggered board structure to one-year terms for all directors, which change currently requires a super-majority vote.

The Board of Directors does not philosophically oppose the elimination of a staggered or classified board. However, the Board does not believe that the proposal to eliminate a super-majority vote for all matters in the Company’s Charter requiring such a vote is in the best interest of stockholders.

The Charter contains several provisions which can be changed only upon the approval of a super-majority of outstanding shares.  The Board takes the position that the repeal of super-majority voting requirements should be addressed on a provision-by-provision basis, as the Board believes that some of the Charter provisions that fall within the scope of Mr. Armstrong’s proposal should be changed only after careful consideration and then only with broad stockholder approval.  For example, any change to the provisions that currently require the indemnification and exculpation of directors must be approved by a super-majority vote.  The Board believes that indemnification of directors and protection of directors from personal liability to the fullest extent permitted by Maryland law is essential to attracting and retaining independent directors.  Any limitation of indemnification rights or expansion of director liability could jeopardize the integrity and continuity of the Board.  Likewise, a change in the mechanism by which director vacancies are filled (currently, the remaining directors can fill a vacancy) requires super-majority approval.  The Board feels that its current ability to quickly fill a director vacancy without the expense and delay of soliciting stockholders is equally important, and that any limitation on the Board’s ability to do so could jeopardize the Board’s ability to effectively govern the Company.  Accordingly, the Board does not support a majority vote requirement for either of these provisions, as would be the case if Mr. Armstrong’s blanket proposal were to be approved and implemented.

For the reasons cited above, the Board recommends that you vote AGAINST this proposal, and your proxy will be so voted unless you specify otherwise.  You should be aware this is a non-binding proposal which requests us to take the steps necessary to change our current Charter.  Any change to the Charter requires the Board to first recommend an amendment and then submit the amendment to stockholders for a vote.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which contains audited financial statements for the year ended December 31, 2009, accompanies this Proxy Statement.  This Form 10-K may also be obtained without charge by visiting the Company’s website (http://www.shbi.net) or upon written request to W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2010 Annual Meeting of Stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 25, 2010 (120 days before the date of mailing based on this year’s proxy statement date), and must meet all other requirements for inclusion in the proxy statement.  As provided in the By-Laws, if a stockholder intends to present a proposal for business to be considered at the 2011 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices no earlier than January 28, 2011 and no later than February 28, 2011 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting).  Additional time constraints are applicable where the date of the Annual Meeting is changed.  Proposals received by the Company outside of these timelines will be considered untimely.  If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the meeting requiring action of the stockholders.  However, if any other matters requiring the vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management.  The persons designated as proxies will also have the right to approve any and all adjournments of the meeting for any reason.

By Order of the Board of Directors,

W. Moorhead Vermilye
President and CEO
March 25, 2010

APPENDIX A

Form of Proxy
SHORE BANCSHARES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Shore Bancshares, Inc. (the “Company”) hereby appoints W. Moorhead Vermilye and Neil R. LeCompte, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of the Company held by the undersigned on March 11, 2010 at the Annual Meeting of Stockholders called to convene on Wednesday, April 28, 2010, and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.

1.   Election of the three (3) director nominees named below to serve on the
  Board of Directors for the terms indicated and until their successor are duly elected and qualify.

  Class I (terms expire 2013)

  William W. Duncan, Jr.  ☐  FOR ALL NOMINEES

  Christopher F. Spurry         ☐  WITHHOLD AUTHORITY FOR ALL
NOMINEES

  John H. Wilson
                                                       ☐  FOR ALL EXCEPT
(see instruction below)

INSTRUCTION:  To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through that nominee’s name in the list above.

The Board of Directors recommends a vote “AGAINST” in Proposal 3.

3.   Stockholder proposal requesting that the Board
  take actions necessary to amend the Charter to
  eliminate super-majority voting requirements
  (non-binding advisory vote).

FOR ☐  AGAINST ☐  ABSTAIN ☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors recommends a vote “FOR” in Proposal 2.

2.   Ratification of the appointment of Stegman & Company as the
  Company’s independent registered public accounting firm for 2010.

FOR ☐    AGAINST ☐    ABSTAIN ☐

I/WE ACKNOWLEDGE RECEIPT OF NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Date:  _______________________, 2010

_________________________________
Signature

_________________________________
Signature

NOTE:  Please sign exactly as name appears hereon.  Joint holders should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing.  If a corporation or other entity, please sign in full corporate or entity name by authorized person.

If you plan to attend the meeting, please designate the number that will attend ☐

If this proxy is properly executed, then all shares represented hereby will be voted in accordance with the instructions appearing on the proxy.  In the absence of specific instructions, proxies will be voted “FOR ALL NOMINEES” with respect to Proposal 1, “FOR” the ratification of appointment of Stegman & Company with respect to Proposal 2, “AGAINST” the stockholder proposal with respect to Proposal 3, and in the discretion of the proxy holders as to any other matter that may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be Held on April 28, 2010:

This form of Proxy, the related Proxy Statement, and Shore Bancshares, Inc.’s Annual Report to Stockholders (including its Annual Report on Form 10-K) are available at http://www.shbi.net.